                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:                                           Investor Contact:
Lowell Weiner                                             Thomas Cavanagh
American Home Products                                    American Home Products
(973) 660-5013                                            (973) 660-5706

Douglas Petkus
Wyeth-Ayerst Laboratories
(973) 660-5034

                        AMERICAN HOME PRODUCTS ANNOUNCES
                            DIET DRUG SETTLEMENT PLAN

Madison, N.J., October 7, 1999 -- American Home Products Corporation (NYSE: AHP) today announced a comprehensive, national settlement to resolve litigation against the Company brought by people who used Redux-TM- (dexfenfluramine) or Pondimin-Registered TradeMark- (fenfluramine).

This nationwide, class action settlement is open to all Redux or Pondimin users in the U.S., regardless of whether they have lawsuits pending. It offers a range of benefits depending on a participant's particular circumstances, including:

     -    a refund program for the cost of the drugs;

     -    medical screening;

     -    additional medical services or cash payments; and

     -    substantial compensation in the event of serious heart valve problems.

Additional details are provided in the attached summary.

"This settlement provides fair and equitable terms for both diet drug claimants and American Home Products," said John R. Stafford, Chairman, President and Chief Executive Officer. The agreement was developed by attorneys for the Company and by plaintiffs' attorneys involved in various federal and state cases.

"Settling this matter was in the best interest of those who used Pondimin or Redux as well as of the company," said Mr. Stafford. "We believe that this agreement is a sound way to resolve the claims raised by diet drug users and represents a prudent course for our company. It offers peace of mind to those who used the drugs and permits the company to move beyond the uncertainty and distractions of litigation."

                                    - more -

"We agreed to this settlement so that we can focus on the business of making innovative pharmaceutical products. Today, we have in our research pipeline products to help solve some of the world's most pressing health problems and this settlement allows us to pursue and expand that effort," said Mr. Stafford.

"In designing the agreement with the plaintiffs' attorneys, we wanted to ensure that the benefits are attractive to the claimants and provide a strong incentive for participation," said Louis L. Hoynes, Jr., Senior Vice President and General Counsel for American Home Products. "We are confident that well-informed claimants will conclude that the range of benefits of this settlement is preferable to lengthy and uncertain litigation. The scientific studies conducted to date and clinical experience indicate that the health of the overwhelming majority of people who took Redux or Pondimin has not been adversely affected. The studies also show no increased risk of valvular heart disease among persons who took the drugs for three months or less - more than 75% of those who took the drugs. Yet this settlement provides a quality package of benefits for all individuals who used the drugs and financial protection in the event a person should develop serious heart valve disease."


                                    - more -

The settlement agreement is subject to judicial approval. A judicially-approved notice program will provide potential participants with details regarding the settlement procedures. This will be followed by hearings to obtain judicial approval of the settlement.

Initial payments by American Home Products into the settlement funds are anticipated to begin later this year. Payments will continue for approximately 16 years after final judicial approval if needed to provide settlement benefits to members of the class. Payments to be made during the next two years are anticipated to total $1.85 billion. In the aggregate, all payments under the settlement cannot exceed $3.75 billion in present value. Future payments will be made only as and if needed, and are subject to annual maximum amounts. In addition, American Home Products will receive credits for future payments to persons who opt out of the settlement under certain circumstances.

The Company will record a charge of $4.75 billion pretax ($3.29 billion after tax, equal to $2.51 per share) to provide for expected payments to the settlement funds, other judgments and settlements, and legal costs.


                                    - more -

The charge, which is net of available insurance, will be reflected in the 1999 third quarter financial results.

Redux and Pondimin were indicated for the treatment of obesity as part of a broader weight management program, including diet and exercise. On September 15, 1997, Wyeth-Ayerst Laboratories, the pharmaceutical division of American Home Products, voluntarily withdrew Redux and Pondimin from the market after the FDA presented to the Company new and preliminary information about possible heart valve abnormalities in some patients using these products.

More recent well-controlled clinical trials -- many of which have already been published in peer-reviewed journals and presented at major medical meetings --- indicate that serious heart valve disease among former diet drug users is rare and the actual prevalence of heart valve regurgitation is far lower than was suggested at the time of the products' withdrawal. These findings are consistent with the clinical experience of cardiologists.

A toll-free telephone number (1-800-386-2070) has been established to provide information on the settlement.



                                    - more -

Wyeth-Ayerst Laboratories is a major research-oriented pharmaceutical company with leading products in the areas of women's health care, cardiovascular disease therapies, central nervous system drugs, anti-inflammatory agents, vaccines and generic pharmaceuticals. American Home Products is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties including, without limitation, court approval of the settlement agreement, the outcome of any appeals, and the extent to which opt out rights are exercised, and other risks and uncertainties, including those detailed from time to time in AHP's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from forward-looking statements.


                                      # # #